Exhibit 99.1
Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY, INC. AND KNOLOGY BROADBAND COMMENCE EXCHANGE OFFER

WEST POINT, Ga. (July 25, 2002) – Knology, Inc. (“Knology” and, together with its subsidiaries, the “Company”), earlier today commenced an exchange offer for the 11 7/8% Senior Discount Notes due 2007 (the “Old Notes”) issued by Knology’s subsidiary, Knology Broadband, Inc. (“Broadband”). The exchange offer will expire at 5:00 p.m., New York City time, on August 22, 2002, unless extended by the Company. Offers are made only by the Offering Circular and Solicitation Statement for the exchange offer, which can be obtained by calling MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (call collect) for banks and brokers or (800) 322-2885 (toll-free) for all others. In addition, holders of the Old Notes may contact Credit Suisse First Boston Corporation, the Dealer Manager, at (212) 538-0653 (call collect), attention David Alterman, with questions regarding the exchange offer.

The Company, a facilities-based provider of bundled broadband communications services to residential and business customers in the southeastern United States, previously announced, on July 16, 2002, that it had reached an agreement in principle with an informal committee of holders of the Old Notes on a restructuring plan that would significantly reduce the Company’s debt. Broadband currently has outstanding $444.1 million aggregate principal amount at maturity of Old Notes, of which Valley Telephone Co., Inc., a wholly owned subsidiary of Knology (“Valley”), owns $64.2 million. Including Valley, bondholders representing 79.4% of the outstanding Old Notes have agreed to the terms of the restructuring plan and to tender their Old Notes as part of the restructuring. Knology is offering the holders of Old Notes (other than Valley, whose Old Notes will be canceled contingent upon a successful restructuring) an aggregate of $193.5 million in principal amount of new 12% Senior Notes due 2009 of Knology and shares of newly issued convertible preferred stock representing approximately 19.3% of Knology’s outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring plan. Of these amounts, holders of Old Notes who are also existing stockholders of Knology and who collectively own approximately $130.6 million of Old Notes will be offered an aggregate of $47.3 million of New Notes and approximately 14.4% of Knology’s stock, and all other holders of Old Notes (other than Valley), who collectively own approximately $249.3 million of Old Notes, will be offered an aggregate of $146.2 million of New Notes and approximately 4.9% of Knology’s stock.

The securities discussed in this news release as issuable pursuant to the proposed restructuring plan will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.